Exhibit 99.1

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

FOR IMMEDIATE RELEASE

DiamondRock Hospitality Company Appoints New Board Member

BETHESDA, MD – January 10, 2013 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that Bruce Wardinski has been appointed to the Company’s Board of Directors, effective January 10, 2013. The Board will expand to eight directors.

Mr. Wardinski is the founder and Chairman & Chief Executive Officer of Playa Hotels & Resorts. Prior to forming Playa, Mr. Wardinski served as CEO of Barceló Crestline Corporation (“BCC”) from June 2002 until December 2010. He also served as Chairman, President and CEO of Crestline Capital Corporation prior to BCC’s acquisition in June 2002. In 2003, Mr. Wardinski was the founder and Chairman of the Board of Highland Hospitality Company. He has also worked with Host Hotels & Resorts in the role of Senior Vice President and Treasurer.

Mr. Wardinski is a founding member of the ServiceSource Foundation, a not-for-profit advocacy group representing people with disabilities, and currently serves as the Foundation’s Chairman. He also serves on the Board of Directors of the Wolf Trap Foundation for the Performing Arts. Mr. Wardinski graduated with honors from the University of Virginia and earned his MBA in Finance from the Wharton School of Business at the University of Pennsylvania.

Mr. Wardinski will stand for election by the shareholders at the Company’s 2013 annual meeting.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. The Company owns 27 premium hotels with approximately 11,500 rooms and holds one senior mortgage loan. The Company’s hotels are generally operated under globally recognized brands such as Hilton, Marriott, and Westin. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.